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                                                                  Exhibit 10.7

                             PROMISSORY NOTE

$500,000                                              Dated: October 30, 1998


       FOR VALUE RECEIVED, SABAL CORP. a Nevada corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of EXCAL ENERGY CORPORATION, a Michigan corporation (the "Lender") (i) the principal amount of up to FIVE HUNDRED THOUSAND DOLLARS ($500,000), subject to adjustment upon and under certain circumstances set forth in the Loan Agreement, or, if less, the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the Loan Agreement, payable on the Maturity Date (as defined in the Loan Agreement), and (ii) interest on the unpaid principal amount of the Obligations (as defined in the Loan Agreement) under the Loan Agreement from the date such Loan is made until all such Obligations are paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

       Notwithstanding any other provision of this Note, interest paid or becoming due hereunder or under the Loan Agreement, or any document or instrument executed in connection herewith or therewith, shall in no event exceed the maximum rate permitted by applicable law. Both principal and interest are payable in lawful money of the United States of America in immediately available funds to ExCal Energy Corporation, c/o MTR Gaming Group, Inc., State Route 2, South, Chester, West Virginia 26034, Attention:
Mr. Edson R. Arneault, or such other office as the Lender may designate.

       The Loan made by the Lender to the Borrower pursuant to the Loan Agreement, and all payments made on account of principal hereof, shall be recorded by the Lender and, prior to any transfer hereof, indorsed on Schedule A attached hereto which is a part of this Note.

       This Note is the Term Note referred to in the Term Loan Agreement, dated of even date herewith (as amended or otherwise modified from time to time, the "Loan Agreement"), between the Borrower and the Lender, and is entitled to the benefits of the Loan Agreement, the Security Agreement and the Inter-Creditor Agreement as provided for therein. The Loan Agreement, among other things, contains provisions for the acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated Events of Default (as defined in the Loan Agreement), and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions specified therein. The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor of this Note.

       Notwithstanding any other provision of this Note, in the event that Borrower sells any of its assets during the term hereof, then Borrower shall use the proceeds of such asset sale (net of costs of advertising or brokerage costs incurred in connection with such sale) to prepay the principal balance of this Note then outstanding; provided however, that such prepayment obligation shall be




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subject to that certain Inter-Creditor Agreement of even date herewith, among
Lender, Borrower, Roger Landress and Biscayne Petroleum Corporation.

       This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas applicable to contracts made and to be performed therein without consideration as to choice of law.

                                          SABAL CORP.


                                          By: /s/ Roger Landress
                                             --------------------------------
                                              Roger Landress, President








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